Exhibit 99.1

    FOR IMMEDIATE RELEASE

Kohl’s Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of four items up for shareholder vote

MENOMONEE FALLS, Wis., May 12, 2021 – Kohl’s Corporation (NYSE:KSS) today held its annual shareholders meeting. Following are the preliminary results for the four proposals voted upon by shareholders:

1.Kohl’s shareholders elected Michael Bender, Peter Boneparth, Steve A. Burd, Yael Cosset, H. Charles Floyd, Michelle Gass, Robbin Mitchell, Jonas Prising, John E. Schlifske, Adrianne Shapira, Frank V. Sica and Stephanie A. Streeter to the board of directors for one-year terms, with an average vote of more than 96 percent of the votes cast. As previously disclosed, Christine Day, Margaret Jenkins and Thomas Kingsbury were also appointed as directors effective as of the close of the meeting.

2.An advisory vote to approve the compensation of Kohl’s named executive officers received more than 94 percent of the votes cast.

3.A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm received more than 91 percent of the votes cast.

4.A shareholder proposal on shareholder right to act by written consent received less than 10 percent of the votes cast.

Kohl’s 10-K, proxy and information about the company’s 2020 financial performance are available at Corporate.Kohls.com.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl's App, Kohl's offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company's environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts:

Investor Relations: Mark Rupe, Mark.Rupe@Kohls.com, (262) 703-1266

Media Relations: Jen Johnson, Jen.Johnson@Kohls.com, (262) 703-5241

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